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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported)  September 16, 1995
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                         Data Measurement Corporation
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       (Exact name of registrant as specified in its charter)

          Delaware                      0-15011                  06-0774266
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(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)

15884 Gaither Drive, Gaithersburg, Maryland               20877
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  (Address of principal executive offices)              (Zip Code)

      Registrant's telephone number, including area code  (301) 948-2450
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                                Not Applicable
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         (Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS
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     On September 16, 1995, the Board of Directors (the "Board") of Data
Measurement Corporation (the "Corporation") unanimously approved an Agreement and Plan of Reorganization (the "Merger Agreement") by and among Measurex Corporation (the "Buyer"), MX Acquisition Corp. (the "Acquisition Subsidiary") and the Corporation. The Merger Agreement would result in the merger of the Corporation with the Acquisition Subsidiary (the "Merger"), a wholly owned subsidiary of the Buyer.

     Upon the Closing of the Merger Agreement (the "Closing"), holders (the "Stockholders") of issued and outstanding shares of the Corporation's common stock (the "Stock") would receive $18.625 in cash for each share of the Stock owned by each Stockholder and holders ("Rightsholders") of options, warrants or Convertible Subordinated Debentures due 1997 (the "Rights") will receive cash equal to the spread between the exercise or conversion price under the applicable Rights and $18.625. The Corporation's obligation to the Federal Deposit Insurance Corporation ("FDIC") under the terms of the FDIC's Convertible Subordinated Debenture will remain outstanding.

     As a result of the Merger, the Corporation and all of its assets, rights and obligations will be owned by the combined entity, which will then be known as Measurex Data Measurement Corporation ("MDMC"). MDMC will be a wholly owned subsidiary of the Buyer.

     The Closing is contingent upon certain conditions set forth in the Merger Agreement, the approval of the Merger Agreement by the Stockholders holding a majority of the issued and outstanding shares of the Corporation's Stock, and upon expiration or early termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

     In connection with the Merger Agreement, the Buyer also negotiated and entered into Voting and Stock Option Agreements with certain individual Stockholders of the Corporation (the "Stockholder Agreements"). The Stockholders entering into the Stockholder Agreements were Dominique Gignoux, Frederick Rolandi, John Sanders, Jim Collins and Ira Hunt (the "Selling Stockholders"). Mr. Gignoux is the President and CEO of the Corporation and a member of the Board. Mr. Rolandi is Vice President - Finance and CFO of the Corporation and a member of the Board. Messers. Sanders, Collins and Hunt are also members of the Board.

     The Stockholder Agreements require each of the Selling Stockholders to vote in favor of the Merger Agreement at any meeting of the Stockholders called for the purpose of approving the Merger Agreement and provide to Buyer a proxy covering all shares held by the Selling Stockholder. The Stockholder Agreements also give the Buyer an option to purchase the Selling Stockholders' shares at $18.625 per share and the right to cause the Selling Stockholder to exercise any Rights held by the Selling Stockholder and sell the shares of Stock obtained by such exercise to Buyer at $18.625 per share.
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     As of September 16, 1995, the Selling Stockholders owned 272,550 shares of the Stock, which represented 19.8% of the Corporation's issued and outstanding shares. The Selling Stockholders also owned Rights at varying exercise or conversion prices, for the purchase of 84,750 additional shares of the Corporation's Stock which, when combined with the currently issued and outstanding shares, would represent 24.4% of the Corporation's Stock on a partially diluted basis (assuming exercise only of the Selling Stockholders' options) and 19.1% of the Corporation's Stock on a fully diluted basis (assuming exercise or conversion of all exercisable Rights).

     The Merger Agreement will be presented to the Stockholders for their approval as soon as reasonably possible, pursuant to the issuance of a Notice of Special Meeting of the Stockholders and Proxy Statement (the "Proxy Statement").

ITEM 7.  EXHIBITS

     Exhibit 2.1  Agreement and Plan of Reorganization

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 DATA MEASUREMENT CORPORATION

       September 21, 1995                /s/ Dominique Gignoux
Date:________________________    By:________________________________
                                     Dominique Gignoux, President